SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K
_____________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

February 25, 2008
Date of Report (Date of earliest event reported)

GRYPHON RESOURCES, INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 333-140880
(Commission File Number)

98-0465540
(IRS Employer Identification Number)

1313 East Maple Street, Suite 201-462
(Address of principal executive offices)

360.685.4238
(Issuer’s telephone number)

6550 Raleigh Street
Vancouver, British Columbia, Canada V5S 2W8
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 5 – CORPORATE GOVERANCE AND MANAGEMENT

Item 5.01 – Changes in Control of Registrant

On February 25, 2008, Mr. Lou Jurinak and Mr. Serdar Kirmizioglu entered an agreement which effected a change in control of the Gryphon Resources, Inc. (the “Company”). Under this agreement, Mr. Jurinak sold 2,500,000 of his common shares in Company to Mr. Kirmizioglu for $25,000. These shares represent 50.5% of the total outstanding common stock of the Company. This transaction also included Mr. Kirmizioglu accepting assignment of the shareholder loan Mr. Jurinak had made to the Company in return for payment to Mr. Jurinak of the funds owing to him. Mr. Kirmizioglu funded both transactions from his personal resources.

There was no additional consideration or financial statements or other reportable out of pocket expenses associated with this transaction. No assets or properties have been acquired nor is there any agreement for further consideration associated with the transaction.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 25, 2008, Mr. Lou Jurinak resigned his positions as Chair, Director, President and CEO, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of the Company for personal reasons and there was no disagreement with the Company relating to its operations, policies or practices. A copy of this report has been sent to Mr. Jurinak by the Company. Mr. Jurinak has not provided, and has indicated to the Company that he does not plan to provide, any correspondence to the Company regarding his resignation from these positions.

Effective February 25, 2008, Mr. Serdar Kirmizioglu was appointed to the positions of Chair, Director, President and CEO, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of the Company.

Effective February 25, 2008, Mr. Lou Jurinak was appointed to the position of Vice President of Administration of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON RESOURCES INC.

By: /s/ Serdar Kirmizioglu
Serdar Kirmizioglu, Chair & Chief Executive Officer
Dated:  February 25, 2008